Exhibit 10.23

CHINA WLCSP LIMITED

INVESTMENT AGREEMENT

April 6, 2007

i

TABLE OF CONTENTS

(continued)

ii

EXHIBITS

A.            Amended and Restated Articles of Associations

B.            Amended and Restated Equity Joint Venture Agreement

C.            Disclosure Schedules

D.            Officer’s Certificate

iii

CHINA WLCSP LIMITED

INVESTMENT AGREEMENT

This Investment Agreement (the “Agreement”) is made as of April 6, 2007, by and between the following entities:

A.            CHINA WLCSP LIMITED, a Sino-foreign equity joint venture company established under the laws of the People’s Republic of China (the “PRC”) whose registered address is [Suite 11C, Suchun Industrial Square, No. 428, Xinlong Road, Suzhou Industrial Park, Suzhou, Jiangsu, China  (the “Company”); and

B.            OMNIVISION TRADING (HONG KONG) COMPANY LIMITED, a Hong Kong corporation (the “Investor” or “OmniVision”).

Each of these entities may be referred to hereafter as a “Party” and collectively as “Parties”.  All dollars and dollar sign denominations referred to hereinafter shall mean US Dollars.

RECITALS

A.            WHEREAS, the Company is in the business of designing, manufacturing, packaging and selling certain wafer level CSP products and providing relevant services (the “Business”).

B.            WHEREAS, China-Singapore Suzhou Industrial Park Ventures Co., Ltd (“CSVC”), Infinity-CSVC Venture Capital Enterprise (“Infinity-CSVC”) and Shellcase Ltd. (“Shellcase”) are currently the sole shareholders of the Company. Further, immediately prior to the closing of this Agreement, Shellcase has converted its five-million-dollar ($5,000,000) convertible loan into equity interests of the Company at a predetermined conversion price pursuant to that certain Convertible Loan Agreement, and CSVC contemplates to exercise that certain warrant to invest three-million-dollar ($3,000,000) in the Company.

C.            WHEREAS, the Company and OmniVision have or will have entered into a service agreement (the “Service Agreement”), pursuant to which the Company would provide certain services to OmniVision.

D.            WHEREAS, OmniVision wishes to acquire certain equity interests of the Company from Infinity-CSVC pursuant to that certain Equity Interests Transfer Agreement to be executed immediately prior to or simultaneously with this Agreement by and between OmniVision and Infinity-CSVC (the “Transfer Agreement”).

E.             WHEREAS, OmniVision wishes to acquire certain equity interests of the Company from the Company pursuant to the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the Parties hereto agree as follows:

SECTION 1
Purchase and Sale of Equity Interests

1.1           Purchase and Sale of Equity Interests.  Subject to the terms and conditions of this Agreement, the Investor agrees to purchase, and the Company agrees to sell to the Investor, an aggregate 2,500,000 units (equal to approximately 11.36% on a fully diluted basis, assuming all transactions contemplated herein are consummated) of the equity interests of the Company as of the Closing (the “Equity Interests”) at a purchase price of $2.00 per unit. The Investor shall pay the Company in cash or cash equivalent a total of five million dollars ($5,000,000) as consideration for the Equity Interests.

1.2           Registration of the Equity Interests.  Immediately after the execution hereof, the Company shall promptly take, all such lawful and necessary actions in handling the formalities for examination and approval of the Equity Interests hereunder (including without limitation any necessary filings with the competent registration authority), including without limitation, signing all necessary legal documents pertinent to the said formalities as required by the competent government agencies.  Without limiting the generality of the foregoing, the Company shall cause effective as soon as practicable the Amended and Restated Articles of Association in substantially the form attached hereto as Exhibit A (the “Restated Articles”), and the Amended and Restated Equity Joint Venture Agreement in substantially the form attached hereto as Exhibit B (the “Restated JV Agreement,” and together with this Agreement and the Restated Articles, the “Transaction Documents”).

1.3           Closing.  The closing of the purchase and sale shall take place at such place as the Parties shall agree or at the offices of Morgan, Lewis & Bockius LLP, 2 Palo Alto Square, 3000 El Camino Real, Suite 700, Palo Alto, California 94306, as soon as practicable following the satisfaction (or waiver) of each of the conditions set forth in Sections 4 and 5 (the “Closing”).

1.4           Delivery.  At the Closing, the Investor will pay the Company five million dollars ($5,000,000) by  wire transfer in accordance with the Company’s instructions; the Company will deliver to the Investor one or more certificates registered in the Investor’s name representing the amount of equity interests that the Investor is purchasing, and such other documents in form and substance reasonably acceptable to the Investor evidencing that the Equity Interests has been duly registered with the competent registration authority of the Company and that all approvals relating to the Company registration have been obtained.

SECTION 2
Representations, Warranties and Covenants of the Company

The Company represents and warrants to the Investor that the statements in this Section 2, except as set forth in the Disclosure Schedules (the “Disclosure Schedules”) attached to this Agreement as Exhibit C (the contents of which shall also be deemed to be representations and warranties hereunder), are all true, correct and complete as of the date hereof and as of the Closing.  For purposes of this Section 2, any reference to a party’s “knowledge” means such party’s best knowledge after due and diligent inquiries of officers, directors, and managerial personnel of such party.

2.1         Organization, Good Standing and Qualification

Except as disclosed in Disclosure Schedule 2.1:

(a)           The Company is a Sino-foreign equity joint venture company duly organized and existing under the laws of the PRC, where failure to be so would have a material adverse effect on its financial condition, business, prospects, properties, assets, liabilities or operations as now conducted or proposed to be conducted (a “Material Adverse Effect”). The registered capital of the Company is fully paid as required in accordance with applicable PRC rules and regulations.  Except as provided in Disclosure Schedule 2.1(a) hereof, there are no outstanding rights or commitments made by the Company or any of its investors or joint venture partners and owners, to issue, purchase or sell any equity interest in the Company.

(b)           Except as provided in Disclosure Schedule 2.1(b), neither is the Company nor any of its shareholders is a state-owned enterprise as defined in applicable law of the PRC.

(c)           The Company has paid all such governmental fees, taxes and stamp duty required to be paid by it under applicable PRC and other laws prior to or upon Closing.

(d)           The Company does not maintain any office or branch except for its offices at Suite 11C, Suchun Industrial Square, No. 428, Xinlong Road, Suzhou Industrial Park, Suzhou, Jiangsu, China.

(e)           The constitutional documents of the Company are valid and have been duly approved or issued (as applicable) by the appropriate PRC authorities and are in full force.

(f)            All consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any governmental authority (the “Governmental Authorizations”), permits or licenses required under PRC laws for the due and proper establishment and operation of the Company as currently operated, or presently contemplated to be operated, have been duly obtained from the appropriate PRC authorities and are in full force and effect.

(g)           All filings and registrations with the PRC authorities required in respect of the Company and its operations, including the registrations with the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, Ministry of Information Industry, the tax bureau, the customs authorities, the product registration authorities, the health regulatory authorities and the local counterpart of each of the aforementioned governmental authorities, as applicable, have been duly completed in accordance with the relevant rules and regulations.

(h)           The Company has not received any letter or notice from any relevant authority notifying it of the revocation of any Governmental Authorization, permit or license issued to it for noncompliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by the Company.

(i)            The Company has been conducting its business activities within the permitted scope of business or is otherwise operating its business in full compliance with all relevant legal requirements, including producing, processing and/or distributing products with all requisite licenses, permits and approvals granted by competent PRC authorities.

(j)            There is no valid reason to believe that any Governmental Authorization, license or permit requisite for the conduct of any part of the Company’s business which is subject to periodic renewal will not be granted or renewed by the relevant PRC authorities.

(k)           All applicable laws and regulations with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of the Company have been complied with, and all requisite approvals from the State Administration of Foreign Exchange in relation thereto have been duly obtained.

2.2           Capitalization.  The total registered capital of the Company as of the Closing is twenty-two million five hundred twenty five thousand dollars ($22,525,000), with each dollar representative of one unit of equity interest of the Company, all of which have been paid in full as certified by qualified public accountants or will be paid in accordance with the contribution schedule set forth in the Restated Articles. Listed in Disclosure Schedule 2.2 are the names and ownership interests of each shareholder of the Company immediately after the Closing and consummation of all other transactions contemplated herein.

Except the Company’s shareholders’ first refusal rights with regard to the transaction contemplated in this Agreement, there are no options, warrants, conversion rights, preemptive rights, rights of first refusal or other rights or agreements (other than as provided under the law and the Restated Articles), orally or in writing, to purchase or otherwise acquire any of the Company’s equity interests or any securities convertible into or exchangeable for its equity interests.  The Company has obtained the waivers of the first refusal rights from its shareholders with regard to the transaction contemplated in this Agreement.

2.3           Authorization.  All corporate action on the part of the Company and their respective officers, directors and shareholders necessary for the authorization, execution and delivery of each Transaction Document, the performance of their respective obligations under each Transaction Document and all other agreements, instruments and documents executed and delivered in connection with the transactions contemplated hereby, has been taken or will be taken prior to the Closing. The Transaction Documents are valid and binding obligations of the Company, enforceable in accordance with their respective terms.

2.4           Governmental Consents.  All Governmental Authorizations on the part of the Company required in connection with the consummation of the transactions contemplated herein have been obtained and are currently effective or will be obtained prior to the Closing.

2.5           Financial Statements.          Disclosure Schedule 2.5 attaches (i) the consolidated audited balance sheets of the Company as of December 31, 2006, and the consolidated audited cash flow statements and income statements of the Company for the twelve (12) month period then ended and (ii) the consolidated unaudited financial statements of the Company (the balance sheets and income statements) as, at and for [the three (3) month] period ended March 31, 2007 (all such financial statements being collectively referred to herein as the “Financial Statements”).  The Financial Statements (a) accord with the books and records of the Company, (b) are true, correct and complete and present fairly the financial condition and state of affairs of the Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with IAS, PRC GAAP or U.S. GAAP applied on a consistent basis, except, as to the unaudited financial statements, for the omission of notes thereto and normal year-end audit adjustments.

Specifically, but not by way of limitation, the respective balance sheets included in the Financial Statements disclose all of the Company’s debts, liabilities and obligations of any nature, whether due or to become due, as of their respective dates (including absolute, accrued, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the IAS, PRC GAAP or U.S. GAAP, and the Company has good and marketable unencumbered title to all assets set forth on the balance sheets included in the respective Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since their respective dates.

2.6         Contracts.

(a)           Material Contracts and Obligations.  All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which the Company is a party or by which it is bound that (i) would have a Material Adverse Effect on the conduct and operations of its business and properties; (ii) involve any of the officers, consultants, directors, employees or shareholders of the Company; (iii) obligate the Company to share, license or develop any product or technology; or (iv) would grant rights to manufacture, produce, assemble, license, market or sell the Company’s products or affect the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products (collectively, the “Material Contracts”) are listed in Disclosure Schedule 2.6(a) and the copies of which have been provided to the Investor.

(b)           Validity and Status.  All of the Material Contracts are legally valid and binding, in full force and effect, and enforceable in accordance with their respective terms against the parties thereto.  There is no existing default or breach by any party thereto to the knowledge of Company and the Company has received no notice or claim or allegation of default or breach thereof from any party thereto.  The Company does not have any present intention to terminate any of the Material Contracts.

(c)           Letter of Intent.  The Company has not entered into any letter of intent, memorandum of understanding or other similar document since its inception (i) with any representative of any corporation or corporations regarding the merger of the Company with or into any such corporation or corporations; (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the equity interest of the Company would be transfered; or (iii) regarding any other form of liquidation, dissolution or winding up of the Company.

2.7           Related-Party Transactions.  No employee, officer, or director or shareholder of the Company (a “Related Party”) or member of such Related Party’s immediate family, or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them.  None of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of such Related Party’s immediate family may own stock in publicly traded companies that may compete with the Company.  No Related Party or member of his or her immediate family is directly or indirectly interested in any material contract with the Company.

2.8         Changes.  Since January 1, 2007 there has not been:

(a)           Any event that has had or could reasonably be expected to have a Material Adverse Effect on the Company;

(b)           Any resignation or termination of any executive officer, key employee or group of employees of the Company;

(c)           Any damage, destruction or loss, whether or not covered by insurance, with respect to the properties and assets of the Company;

(d)           Any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(e)           Any loans made by the Company to any stockholder, employee, executive officer or director of the Company, other than advances made in the ordinary course of business;

(f)            Any material change in any compensation arrangement or agreement with any employee, executive officer, director or stockholder;

(g)           Any declaration or payment of any dividend or other distribution of the assets of the Company;

(h)           Any debt incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(i)            Any sale, mortgage, pledge, transfer, lease or other assignment of any Intellectual Property (as defined below) owned by the Company;

(j)            Any material change in any Material Contract;

(k)           Any sale, mortgage, pledge, transfer, lease or other assignment of any of its tangible assets outside of the ordinary course of business;

(l)            Any capital expenditure in excess of $100,000; or

(m)          Any arrangement or commitment by the Company to do any of the acts described in subsection 2.8(a) through 2.8 (k) above.

2.9           Title to Properties and Assets.  The Company has good and marketable title to all respective properties and assets reflected on its account books, in each case subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind.  With respect to the property and assets it leases, the Company and the lessor are in compliance with such leases and the Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

2.10         Intellectual Property; Status of Proprietary Rights.

(a)           The Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses (software or otherwise), information, processes and similar proprietary rights (“Intellectual Property”) necessary to the business of the Company as presently conducted, the lack of which could reasonably be expected to have a Material Adverse Effect, without any conflict with or infringement of the rights of others.  Disclosure Schedule 2.10 contains a complete list of the Company’s patents, trademarks, copyrights and domain names and pending patent, trademark and copyright applications.  Except for agreements with its own employees or consultants, standard end-user license agreements, support/maintenance agreements and agreements entered in the ordinary course of the Company’s business, there are no outstanding options, licenses or agreements relating to the Intellectual Property, and the Company is not bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity.  The Company has not received any written communication alleging that the Company has violated or, by conducting its business as currently conducted, would violate any of the Intellectual Property of any other person or entity, nor is the Company aware of any basis therefor.  The Company is not obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as presently conducted.  There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which the Company is a party or by which it is bound which involve indemnification by the Company with respect to infringements of Intellectual Property.  The Company has obtained executed employment and consulting agreements containing intellectual property rights assignment, noncompetition and confidentiality provisions in the form provided to the Investor and its counsel and subject to final approval by the Investor in its sole discretion, from all current and former employees, consultants and contactors of the Company.

(b)           No Breach by Employees.  The Company is not aware that any of its employees is obligated under any contract or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of his or her efforts to promote the interests of the Company or that would conflict with the Company’s business as presently conducted.  Neither the execution nor the delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as presently conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.  The Company does not believe it is or will be necessary to use any inventions of any of their employees made prior to their employment by the Company.

2.11         Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or, to the Company’s knowledge, currently threatened against the Company, the Company’s activities, properties or assets, or any officer, director or employee of the Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company.  There is no factual or legal basis for any such Action that might result, individually or in the aggregate, in any Material Adverse Effect on the Company.  The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality and there is no Action by the Company currently pending or which it intends to initiate.

2.12         Tax Returns.  The Company has timely filed all tax returns and reports required to be filed by it with appropriate national and local governmental agencies.  These returns and reports are true and correct in all material respects.  All taxes shown to be due and payable on such returns and reports, any assessments imposed, and, to the Company’s knowledge, all other taxes due and payable by the Company on or before the Closing have been paid or will be paid prior to the time they become delinquent.  The Company has not been advised in writing (i) that any of its returns and reports have been or are being audited as of the date hereof, or (ii) of any deficiency in assessment or proposed judgment with respect to its taxes.

2.13       Employees

(a)           The Company does not maintain or contribute to any welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or any similar plan or agreement (an “Employee Benefit Plan”) other than the Employee Benefit Plans identified in Disclosure Schedules 2.13 (a). To the Company’s knowledge, there are no unfunded obligations of the Company under any welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or similar program, and any employee contributions withheld from payroll have been timely and fully contributed to the appropriate Employee benefit Plan as required under applicable law.

(b)           Disclosure Schedule 2.13 (b) sets forth a list of each contract, commitment, arrangement, or understanding, whether oral or written, relating to the employment of, or the performance of services by, any employee, consultant, or independent contractor. The Company is not delinquent in payments to any of its employees for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.  To the Company’s knowledge, the Company has complied with all applicable PRC employment and labor laws and regulations, including laws and regulations pertaining to terms and conditions of employment, and wages and hours.

(c)           No employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business conducted by the Company; and to the Company’s knowledge, the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the Company’s knowledge, none of the officers or key employees, or any group of key employees, intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing individuals.

2.14         Compliance with Other Instruments.  The Company is not in, nor will the conduct of business of the Company as proposed to be conducted result in, any violation, breach or default of any constitutional document of the Company, or in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Company is a party or by which it may be bound, or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Company.  The execution, delivery and performance of and compliance with the Transaction Documents and the consummation of the transactions contemplated hereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any such constitutional documents, any such contract, agreement or instrument or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of the Company. Especially, the Company shall guarantee that the sale of the Equity Interests pursuant to this Agreement will not affect any of the Company’s Intellectual Property rights or licenses with respect to CSP technology.

2.15         Environmental and Safety Laws.  To the Company’s knowledge, the Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

2.16         Obligations of Management.  Each employee and consultant of the Company is currently devoting one hundred percent (100%) of his or her working time to the conduct of the business of the Company.  The Company is not aware that any such employee is planning to work less than fulltime at the Company in the future.  To the knowledge of the Company, no such employee is currently working for a competitive enterprise, whether or not such person is or will be compensated by such enterprise.

2.17         Use of Proceeds.  The Company will use the proceeds of the sale of the Equity Interests for increase of its production capability and working capital. No proceeds will be used to pay off the Company’s debts and liabilities outstanding prior to the Closing.

2.18         Minute Books.  The minute books of the Company made available to the Investor contain a complete summary of all meetings and actions taken by directors and shareholders or owners of the Company since its time of formation, and reflect all transactions referred to in such meetings and actions accurately in all material respects.

2.19         Disclosure.  No representation or warranty by the Company in this Agreement or in any written statement or certificate furnished or to be furnished to the Investor pursuant to any Transaction Document contains or will contain any untrue statement of fact or omits or will omit to state any fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading in any way.  The Company has fully provided the Investor with all the information that the Investor has requested for the purpose of deciding whether to purchase the equity interests and all information that could reasonably be expected to enable the Investor to make such decision.

SECTION 3
Representations and Warranties of the Investor

The Investor hereby represents and warrants to the Company as follows:

3.1           Authorization.  The Investor has all requisite power and authority to execute and deliver the Transaction Documents, to purchase the Equity Interests hereunder and to carry out and perform its obligations under the terms of the Transaction Documents.  All action on the part of the Investor necessary for the authorization, execution, delivery and performance of the Transaction Documents, and the performance of all of the Investor’s obligations under the Transaction Documents, has been taken or will be taken prior to the Closing.

3.2           Investment Purpose.  The Investor represents that the Equity Interests to be received by it will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting any participation in or otherwise distributing the same.

3.3           No Public Market.  The Investor understands that no public market now exists for any of the Equity Interests issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

SECTION 4
Conditions to Investor’s Obligations to Close

The Investor’s obligation to purchase the equity interests at the Closing is subject to the fulfillment on or before the Closing of each of the following conditions unless waived in writing by the Investor:

4.1           Representations and Warranties.  The representations and warranties made by the Company in Section 2 (as modified by the disclosures on Disclosure Schedules) shall be true and correct as of the date of such Closing.

4.2           Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing shall have been performed or complied with.

4.3           No Material Adverse Effect.  No event or events shall have occurred, or could reasonably be expected to occur, which, individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on the Company.

4.4           Transaction Documents.  The Company and the Investor shall have executed and delivered each of the Transaction Documents, provided that each such agreement shall be in a final form that is acceptable to the Investor in the Investor’s sole discretion.

4.5           Regulatory Approval.  All authorization, approvals and permits of any governmental authority or regulatory body that are required to be obtained in connection with the sale of Equity Interests pursuant to this Agreement, including but not limited to, the Certificate of Approval for Establishment of Enterprises with Foreign Investment in the People’s Republic of China and the Business License that approve and evidence the increased registered capital, shall have been duly obtained and shall be effective as of the Closing.

4.6           Officer’s Certificate  The Company shall have delivered to the Investor an Officer’s Certificate, executed by the President of the Company, dated the Closing Date, in substantially the form attached hereto as Exhibit D, certifying the satisfaction of the conditions to closing listed in this Section 4 and the true and correctness of (i) the Restated Articles as in effect at the time of the Closing, (ii) the Restated JV Agreement as in effect at the time of the Closing, (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby; and (iv) resolutions approved by the shareholders of the Company authorizing the transactions contemplated hereby and waiving certain rights.

4.7           Corporate Documents  The Company shall have delivered to the Investor or its counsel copies of all corporate documents of the Company as the Investor shall reasonably request.

4.8           Board of Directors; Supervisors.  Effective upon the Closing, the Investor’s appointee,                 , shall have been elected as the director to the Board of Directors of the Company. As of the Closing, the Board shall consist of              ,              ,              ,              ,               and              .  In addition, Investor shall be entitled to appoint one of the two Supervisors, with the right of re-appointment.

4.9           Indemnification Agreements.  The director elected by the Investor shall have entered into an Indemnification Agreement with the Company upon the Closing in a form that is satisfactory to the Investor.

4.10         Employment Arrangements.  The employment arrangements for each of the executives of the Company shall be satisfactory to the Investor.

4.11         Proprietary Information and Invention Assignment Agreement.  Each of the management personnel of the Company shall have entered into the Proprietary Information and Invention Assignment Agreement in such form that is satisfactory to the Investor.

4.12         Service Agreement  The Company shall have entered into a Service Agreement with the Investor, with principle terms that the Company shall give to Investor loading priority in preference to all other customers, at the most favorable price.

4.13         Legal Opinion.  The Investor shall have received opinions, dated as of the Closing, from Fangda Partners, the Company’s PRC counsel, in such forms as are acceptable to the Investor in its sole discretion.

SECTION 5
Conditions to Company’s Obligation to Close

The Company’s obligation to sell its equity interests at the Closing is subject to the fulfillment on or before such Closing of the following conditions unless waived by the Company:

5.1           Representations and Warranties.  The representations and warranties made by the Investor at such Closing pursuant to Section 3 shall be true and correct when made and shall be true and correct as of the date of such Closing.

5.2           Transaction Documents.  The Restated Articles and the Restated JV Agreement shall have been duly authorized and shall be in full force and effect as of the Closing.

SECTION 6
Miscellaneous

6.1           Governing Law.  This Agreement shall be governed by the laws of State of New York, U.S.A., without regard to principles of conflict of laws.

6.2           Arbitration.  If the Parties should have a material dispute arising out of or relating to this Agreement, or the Parties’ respective rights and duties hereunder or as to the Investor of the Company (including any claims or assertions regarding breach of the fiduciary duties of the Company’s directors), then the Parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the Hong Kong International Arbitration Centre Procedures for the Administration of International Arbitration in force at the date of this Agreement, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  In any arbitration pursuant to this Agreement, the award or decision shall be rendered by a majority of the members of a Board of Arbitration (the “Board of Arbitration”) consisting of three (3) members, one (1) of whom shall be appointed by each party and the third of whom shall be the chairman of the panel and be appointed by mutual agreement of said two (2) party-appointed arbitrators.  In the event of failure of said two (2) arbitrators to agree within thirty (30) days after the commencement of the arbitration proceeding upon the appointment of the third arbitrator to the Board of Arbitration, the third arbitrator shall be appointed by the Hong Long International Arbitration Centre. Nothing set forth above shall be interpreted to prevent the Parties from agreeing in writing to submit any dispute to a single arbitrator in lieu of a three (3) member Board of Arbitration.  Upon the completion of the selection of the Board of Arbitration (or if the Parties agree otherwise in writing, a single arbitrator), an award or decision shall be rendered within no more than forty-five (45) days.  Notwithstanding the foregoing, the request by the Parties for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated only by the courts of proper jurisdiction.

6.3           Attorney Fees.  In the event that any suit or action is instituted to enforce any provisions in this Agreement, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.4           Survival.  The warranties, representations and covenants of the Company and the Investor contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

6.5           Indemnification of Investor.

(a)           The Company hereby agrees to hold harmless and indemnify the Investor, the Investor’ direct and indirect subsidiaries, affiliated entities and corporations (collectively, referred to as the “Investor Indemnitees”) against any and all direct damages, liabilities, losses, reasonable costs and expenses (including attorneys’ fees and expenses), whether or not arising out of third-party claims, attributable to (i) any material inaccuracy in, or any material breach by the Company of, anyrepresentation or warranty or other statement expressly contained in this Agreement including the Disclosure Schedules, or (ii) any material breach of any covenant or agreement expressly contained in this Agreement including the Disclosure Schedules (collectively, the “Indemnifiable Claims”).

(b)           The rights to indemnification set forth in this Section 6.5 are in addition to, and not in limitation of, all rights and remedies to which the Investor may be entitled. All remedies, either under this Agreement, the Restated Articles, the Restated Joint Venture Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.

6.6           Entire Agreement.  This Agreement, including the exhibits attached hereto, constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof.  Neither Party shall be liable or bound to the other Party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

6.7           Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Investor.

6.8           Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger, addressed as follows:

(a)	if to the Investor, one copy shall be sent to

OmniVision Trading (Hong Kong) Co. Ltd.

Attn:
Facsimile:

With a copy to:

OmniVision Technologies, Inc. 1341 Orleans Drive Sunnyvale, CA 94089 Attn: General Counsel Facsimile: (408) 542-3006

With a copy to:

Morgan, Lewis & Bockius, LLP 3000 El Camino Real, Suite 700 Palo Alto, California 94306 Attn: Lucas Chang Facsimile: (650) 843-4001

(b)	if to the Company, one copy should be sent to

China WLCSP Limited Suite 11C, Suchuan Industrial Square

No. 428, Xinlong Road Suzhou Industrial Park Suzhou, Jiangsu, China 215126
Attn:	Chief Executive Officer
Facsimile:

With a copy to:

.
.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail or the China mail or internationally recognized next-day delivery services courier, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address of the recipient.

6.9           Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision.  The balance of this Agreement shall be enforceable in accordance with its terms.

6.10         Expenses.  The Company and the Investor shall each pay their own expenses, including but not limited to tax liabilities, auditing fees and governmental charges in connection with the transactions contemplated by this Agreement.

6.11         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

6.12         Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or both Parties hereto and delivered by such Party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of either Party hereto, both Parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

6.13         Successors and Assigns.  This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by the Investor without the prior written consent of the Company except in a transfer which does not breach an express restriction provided in any Transaction Document.  Any attempt by the Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void.  Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto.

6.14         Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to either Party to this Agreement upon any breach or default of the other Party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of either Party of any breach or default under this Agreement, or any waiver on the part of either Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to either Party to this Agreement, shall be cumulative and not alternative.

6.15         Further Assurances.  Each Party hereto agrees to execute and deliver, by the proper exercise of its corporate or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.16         Obligation of Company.  The Company agrees to use its reasonable efforts to enforce the terms of this Agreement, to inform the Investor of any breach hereof (to the extent the Company has knowledge thereof) and to assist the Investor in the exercise of its rights and the performance of its obligations hereunder.

6.17         No Agency.  This Agreement shall not constitute an appointment of any Party as the legal representative or agent of any other party, nor shall any party have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, in the name or on behalf of, any other party.  Nothing herein or in the transactions contemplated by this Agreement shall be construed as, or deemed to be, the formation of a partnership by or among the parties.

6.18         Confidentiality.  The Parties agree that they shall not disclosure, divulge or communicate to any other party, the existence and contents of this Agreement, the Transaction Documents or the Service Agreement, or any correspondence, material, know-how, and other information acquired in connection with the transaction contemplated herein, and shall take and maintain such information under strict security precautions to prevent any disclosure.  Neither party shall issue any public statement or press release concerning any such information, without the other party’s prior written approval of the substance and form of any such statement or release, unless required by the applicable laws, regulations or stock exchange rules.  Notwithstanding the above, the Parties shall be entitled to disclose such information (a) to their interest-owners, shareholders, directors and officers and their respective professional advisers; (b) in connection with a merger, acquisition or proposed merger or acquisition, and (c) as required by applicable law, including without limitation applicable securities laws and regulations of the United States and the PRC.

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

“COMPANY”

China WLCSP Limited

By:	/s/ Wei Wang
Name:	Wei Wang
Title:	Chief Executive Officer and President

“INVESTOR”

OmniVision Trading (Hong Kong) Company Limited

By:	/s/ Shaw Hong
Name:	Shaw Hong
Title:	Chief Executive Officer, President and Director (Principal Executive Officer)

(Signature Page to China WLCSP Limited Investment Agreement)

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

EXHIBIT B

AMENDED AND RESTATED EQUITY JOINT VENTURE AGREEMENT

EXHIBIT C

DISCLOSURE SCHEDULES

EXHIBIT D

CHINA WLCSP LIMITED

OFFICER’S CERTIFICATE

Pursuant to Section 4.6 of the Agreement, dated [             ], 2007, by and between China WLCSP Limited, a Sino-foreign equity joint venture company established under the laws of the PRC, and OmniVision Trading (Hong Kong) Company Limited, a Hong Kong company (the “Agreement”), the undersigned certifies on behalf of the Company as follows:

1.             He is the President of the Company;

2.             The Company has performed or complied with all covenants, agreements and conditions contained in the Agreement to be performed by the Company on or prior to the Closing; and except as set forth in or modified by the Disclosure Schedules, the representations and warranties of the Company set forth in Section 2 of the Agreement are true and correct as of the date hereof.

3.             Attached hereto as Appendix I is a true and correct copy of the Restated Articles in effect as of the date hereof, and no action has been taken by the Company to effect or authorize any amendment or other modification to such Articles.

4.             Attached hereto as  Appendix II is a true and correct copy of the Restated JV Agreement in effect as of the date hereof, and no action has been taken by the Company to effect or authorize any amendment or other modification to such Agreement.

5.             Attached hereto as Appendix III is a true and correct copy of certain resolutions duly adopted by the Board of Directors of the Company on [             ], 2007 authorizing the transactions contemplated by the Agreement.  Such resolutions have not been amended, modified or rescinded since their adoption and remain in full force and effect as of the date hereof.

6.             Attached hereto as Appendix IV is a true and correct copy of certain resolutions duly adopted by the shareholders of the Company on [             ], 2007 authorizing the transactions contemplated by the Agreement and waiving certain rights.  Such resolutions have not been amended, modified or rescinded since their adoption and remain in full force and effect as of the date hereof.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of [             ], 2007.

China WLCSP Limited

/s/ Wei Wang

President